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FOR IMMEDIATE RELEASE                             CONTACT:  Edon Smith
June 28, 1999                                               InterMedia Partners
                                                            (415) 616-4600


        INTERMEDIA CAPITAL PARTNERS IV, L.P., ANNOUNCES EQUITY ISSUANCE


     SAN FRANCISCO, California - Intermedia Capital Partners IV, L.P., ("InterMedia") today announced that it plans to issue a preferred limited partnership interest to an AT&T subsidiary in exchange for $97.455 million in cash. AT&T, through its various subsidiaries, holds a 49.6 percent equity interest in InterMedia.

     InterMedia said it intends to use the proceeds to redeem 30 percent of its
11.25 percent Senior Notes Due 2006 before August 1, 1999, pursuant to the terms of the indenture, which allows optional redemption from proceeds of equity investments at a redemption price equal to 111.25 percent of the principal amount plus accrued and unpaid interest.

     InterMedia currently operates cable systems serving nearly 600,000 customers located in the southeastern states of Georgia, South Carolina and Tennessee. InterMedia is a leader in the cable industry in the deployment of advanced cable communications services, high-speed internet access and entertainment services.


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